Exhibit 99.4

CHINA JO-JO DRUGSTORES, INC.

RESTRICTED STOCK AWARD AGREEMENT
UNDER THE 2010 EQUITY INCENTIVE PLAN

Grantee:	Frank Ming Zhao

Grant Date:	August 1, 2011

Number of Shares:	40,000 shares

Original Value:	$68,000

Pursuant to the China Jo-Jo Drugstores, Inc. 2010 Equity Incentive Plan (the “Plan”) as amended through the date hereof, China Jo-Jo Drugstores, Inc. (the “Company”) hereby grants a Restricted Stock Award (an “Award”) to the Grantee named above.  Upon acceptance of this Award, the Grantee shall receive the number of shares of common stock of the Company, par value $.001 per share (“Par Value”), specified above (the “Shares”) having a fair value per share (“Original Value”) equal to the amount specified above, subject to the restrictions and conditions set forth herein and in the Plan.  The Company acknowledges the receipt from the Grantee of consideration with respect to the Original Value of the Shares in the form of cash, past or future services rendered to the Company by the Grantee, or such other form of consideration as is acceptable to the Committee.

1.             Acceptance of Award.  The Grantee shall have no rights with respect to this Award unless he or she shall have accepted this Award by signing and delivering to the Company a copy of this Award Agreement.  Upon acceptance of this Award by the Grantee, the Shares so accepted shall be issued and held by the Company’s transfer agent in book entry form, subject to Section 3, and the Grantee’s name shall be entered as the stockholder of record on the books of the Company.  Thereupon, the Grantee shall have all the rights of a stockholder with respect to such shares, including voting and dividend rights, subject, however, to the restrictions and conditions specified in Section 2 below.

2.             Restrictions and Conditions.

2.1    The Award granted herein may not be sold, assigned, transferred, pledged, or otherwise encumbered or disposed of by the Grantee prior to vesting.

2.2    In the event Grantee's employment or service as a director/consultant is terminated by the Company “for cause” (as defined below), any portion of the Award not vested at the time of such termination shall be automatically forfeited by the Grantee as of the date of such termination. Termination “for cause” means (i) as to employees or consultants, termination for cause by the Company as defined in the Plan, this Agreement or in any employment or consulting agreement between the Company and Grantee, or (ii) as to directors, removal pursuant to the Nevada Revised Statutes.

2.3    In the event Grantee’s employment or service as a director/consultant is terminated other than “for cause” as defined in Section 2.2 above, the Award shall fully vest on the date of such termination and be free of any restrictions.

2.4    In the event Grantee desires to transfer any Shares prior to the ninety-first (91st) day from the termination of Grantee’s employment or service as a director/consultant, Grantee shall first offer to sell such Shares to the Company. Grantee shall deliver to the Company written notice of the intended sale, such notice to specify the number of Shares to be sold, the proposed purchase price and terms of payment, and grant the Company an option for a period of thirty days following receipt of such notice to purchase the offered Shares upon the same terms and conditions. To exercise such option, the Company shall give notice of that fact to Grantee within the thirty (30) day notice period and agree to pay the purchase price in the manner provided in the notice. If the Company does not purchase all of the Shares so offered during foregoing option period, Grantee shall be under no obligation to sell any of the offered Shares to the Company, but may dispose of such Shares in any lawful manner during a period of one hundred and eighty (180) days following the end of such notice period, except that Grantee shall not sell any such Shares to any other person at a lower price or upon more favorable terms than those offered to the Company.

2.5    The Award shall further be subject to the restrictions and conditions set forth in the Plan, including the limitations on transferability.

3.             Vesting.  The Shares shall be issued in the amounts and on the dates specified in the following schedule so long as the Grantee remains an employee or in the services of the Company on such dates.  The restrictions and conditions of Section 2 shall lapse as to each amount of shares issued according to the schedule below.  The Committee may at any time accelerate the vesting schedule specified in this Section 3.

Number of Shares Vested	Vesting Date
5,000	August 1, 2011
5,000	November 1, 2011
5,000	February 1, 2012
5,000	May 1, 2012
5,000	August 1, 2012
5,000	November 1, 2012
5,000	February 1, 2013
5,000	May 1, 2013

4.             Dividends.  Dividends on the Shares, if any are declared, shall be paid currently to the Grantee and shall be subject to the same restrictions as the Shares with regard to which they are issued.

5.             Incorporation of Plan.  Notwithstanding anything herein to the contrary, this Agreement shall be subject to and governed by all the terms and conditions of the Plan, including the powers of the Committee set forth in Section 1.4 of the Plan.  Capitalized terms in this Agreement shall have the meaning specified in the Plan, unless a different meaning is specified herein.

6.             Notices.  Notices hereunder shall be mailed or delivered to the Company at its principal place of business and shall be mailed or delivered to the Grantee at the address on file with the Company or, in either case, at such other address as one party may subsequently furnish to the other party in writing.

7.             Invalid Provision. The invalidity or unenforceability of any particular provision thereof shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision had been omitted.

8.             Modifications. No change, modification or waiver of any provision of this Agreement shall be valid unless the same is in writing and signed by the parties hereto.

9.             Entire Agreement. This Agreement, the Plan and the Offer Letter contain the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and therein and supersede all prior communications, representations and negotiations in respect thereto.

10.           Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

CHINA JO-JO DRUGSTORES, INC.	GRANTEE

By: /s/ Lei Liu	/s/ Frank Ming Zhao
Name: Lei Liu	Name: Frank Ming Zhao
Its: Chief Executive Officer

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